Exhibit 3.2
CERTIFICATE OF DESIGNATIONS OF
$2.875 SERIES A CUMULATIVE
CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
of
ARKANSAS BEST CORPORATION
Pursuant to Section 151 of the General
Corporation Law of the State of Delaware
We, the undersigned duly authorized officers of ARKANSAS BEST CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 thereof, and pursuant to Section 151 thereof, DO HEREBY CERTIFY:
     That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Company, the Board of Directors of the Company on January 19, 1993 adopted the following resolution creating a series of 1,495,000 shares of preferred stock of the par value of $.01 per share, each designated as Series A:
     RESOLVED, that pursuant to the authority vested in the Board of Directors of this Company in accordance with Article IV of its Restated Certificate of Incorporation, a series of preferred stock of the Company hereby is created, and that the designation and amount thereof and the preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:
     1. DESIGNATION OF THE SERIES; RANK. The shares of such series shall be designated as “$2.875 Series A Cumulative Convertible Exchangeable Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 1,495,000. The par value of the Series A Preferred Stock shall be $.01 per share. Such number of shares may be decreased, at any time and from time to time, by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding. The Series A Preferred Stock shall rank senior to the common stock of the Company (the “Common Stock”) and any other capital stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up.

     2. DIVIDENDS. (a) The holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefore, cumulative annual cash dividends of $2.875 per share, payable in arrears on the fifteenth day of February, May, August and November, commencing May 15, 1993 (the “Dividend Payment Date”), with respect to the quarterly period ending on the day immediately preceding such dividend payment date. The amount of dividends payable per share for each full dividend period shall be computed by dividing by four the $2.875 annual rate. Dividends payable for any period other than a full dividend period shall be calculated on the basis of a year of 360 days consisting of twelve 30-day months. The dividends will be payable to holders of record as they appear on the stock books of the Company on a record date fixed by the Board of Directors, which shall in no event be more than sixty (60) days nor less than ten (10) days prior to the Dividend Payment Date. Dividends on each share of Series A Preferred Stock shall be cumulative from the date of original issuance of the share of Series A Preferred Stock. Holders of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or securities, in excess of the full cumulative dividends.
     Any dividend which shall not be paid on the Dividend Payment Date on which it shall become due shall be deemed to be “past due” until such dividend shall be paid or until the share of Series A Preferred Stock with respect to which such dividend became due shall no longer be outstanding, whichever is the earlier to occur. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments which are past due. Dividends paid on shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.
     Unless full cumulative dividends on all outstanding shares of the Series A Preferred Stock have been paid or declared and set aside for payment for all past dividend periods: (i) no dividends — in cash, stock or other property — may be declared or any other distribution made upon the Common Stock or on any other stock of the Company ranking junior to the Series A Preferred Stock as to dividends (other than dividends or distributions in Common Stock or any other stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up, dividends or distributions of Rights (as defined in Section 7 hereof) or the issuance of such Rights in connection with any other capital stock of the Company ranking junior to or on a parity with the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up); (ii) no Common Stock, or any other stock of the Company ranking junior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, may be redeemed pursuant to a sinking fund or otherwise or purchased or otherwise acquired for any consideration by the Company, except (1) by conversion of such junior stock into, or exchange of such stock for, stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up, or (2) by redemption of the Rights for cash, provided that unless prohibited by the terms of any other outstanding series of preferred stock, any monies theretofore deposited in any sinking fund with respect to any preferred stock of the Company in compliance with this Section 2 and the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends on all outstanding shares of Series A Preferred Stock through the most recent Dividend Payment Date shall have been paid in full or declared and a sufficient sum set apart for payment thereof.
     If a dividend upon any shares of Series A Preferred Stock or any other outstanding preferred stock of the Company ranking on a parity with the Series A Preferred Stock as to dividends is in arrears, all dividends or other distributions on account of such arrearage (other than dividends paid in Common Stock or any other stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up) will be declared pro rata so that the amounts of dividends per share declared on the Series A Preferred Stock and such other series shall in all cases bear to each other the same ratio that full cumulative dividends per share at the time on the shares of Series A Preferred Stock and on such other series bear to each other.
     (b) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company if the Company could not, under paragraph (a) of this Section 2, purchase or otherwise acquire such shares at such time and in such manner.
     3. GENERAL, CLASS AND SERIES VOTING RIGHTS. Except as provided in this Section 3 and in Section 4 hereof, or as otherwise from time to time required by law, the Series A Preferred Stock shall have no voting rights.
     So long as any shares of Series A Preferred Stock remain outstanding, the consent of the holders of at least two-thirds of the shares of Series A Preferred Stock outstanding at the time (voting separately as a class together with all other series of preferred stock ranking on a parity with the Series A Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable) given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:
     (i) The authorization, creation, issuance or reclassification of authorized stock of the Company into, or authorization, creation or issuance of any obligation or security convertible into or evidencing a right to purchase, any shares of any class of stock of the Company (including any class or series of preferred stock) ranking prior to the Series A Preferred Stock or to any other series of preferred stock which ranks on a parity with the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up; or
     (ii) The amendment, alteration or repeal of any of the provisions of this Certificate of Designations or of these resolutions, whether by merger, consolidation or otherwise, which would materially and adversely affect the preferences, rights, powers or privileges, qualification, limitations and restrictions of the Series A Preferred Stock; provided, however, that the creation, issuance or increase in the amount of authorized shares of any other series of preferred stock ranking on a parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights and powers, preferences, privileges or voting powers.
     The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption.
     The holders of Series A Preferred Stock shall also be entitled to vote on certain amendments or supplements to the Indenture establishing the 5-3/4% Convertible Subordinated Debentures of the Company due February 15, 2018, for which the Series A Preferred Stock may be exchanged, as described in Section 8 hereof, and provided in Article 11 of such Indenture.

     4. DEFAULT VOTING RIGHTS. Whenever at any time dividends payable on the shares of Series A Preferred Stock shall be in arrears in an amount equal to at least six full quarterly dividends payable on shares of the Series A Preferred Stock at the time outstanding, the holders of the outstanding shares of Series A Preferred Stock shall have the exclusive right (voting separately as a class together with holders of shares of any one or more other series of preferred stock ranking on a parity with the Series A Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable) to elect two directors of the Company for one-year terms at the Company’s next annual meeting of stockholders (the “Preferred Stock Directors”). If the right to elect Preferred Stock Directors shall have accrued to the holders of the Series A Preferred Stock more than 90 days prior to the date established for the next annual meeting of stockholders, the President of the Company shall, within 20 days after delivery to the Company at its principal office of a written request for a special meeting signed by the holders of at least 15 percent of all outstanding shares of the Series A Preferred Stock, call a special meeting of the holders of Series A Preferred Stock to be held within 60 days after the delivery of such request for the purpose of electing such additional directors. At elections for such Preferred Stock Directors, each holder of Series A Preferred Stock shall be entitled to one vote for each share held (the holders of shares of any other series of preferred stock ranking on a parity with the Series A Preferred Stock and upon which like voting rights have been conferred and are exercisable being entitled to such number of votes, if any, for each share of stock held as may be granted to them).
     The Preferred Stock Directors to be elected by the holders of Series A Preferred Stock (together with any series of preferred stock ranking on a parity with the Series A Preferred Stock and upon which like voting rights have been conferred and are exercisable) shall be in addition to the number of directors constituting the Board of Directors of the Company immediately prior to the accrual of that right, and the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding shares of Series A Preferred Stock (and any other series of preferred stock ranking on parity with the Series A Preferred Stock and upon which like voting rights have been conferred and are exercisable). Unless the voting rights of the holders of such stock have terminated as provided below, such Preferred Stock Directors shall serve until the next annual meeting of the shareholders of the Company, at which time the holders of Series A Preferred Stock and any other holders of shares of preferred stock ranking on a parity with the Series A Preferred Stock and upon which like voting rights have been conferred and are exercisable may elect successors to such Preferred Stock Directors.
     Each Preferred Stock Director elected by the holders of shares of Series A Preferred Stock (together with any other series of preferred stock ranking on a parity with the Series A Preferred Stock and upon which like voting rights have been conferred and are exercisable) shall continue to serve as such director until such time as all dividends accumulated on the Series A Preferred Stock have been paid in full, at which time, subject to the requirements of Delaware Corporation Law, the term of office of all persons elected as Preferred Stock Directors by the holders of Series A Preferred Stock (together with any other series of preferred stock ranking on a parity with the Series A Preferred Stock and upon which like voting rights have been conferred and are exercisable) shall forthwith terminate and the number of members of the Board of Directors shall be reduced accordingly. If the office of any Preferred Stock Director elected by the holders of Series A Preferred Stock voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the remaining Preferred Stock Director elected by the holders of Series A Preferred Stock (together with any other series of preferred stock ranking on a parity with the Series A Preferred Stock and upon which like voting rights have been conferred and are exercisable) voting as a class may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Any Preferred Stock Director may be removed by, and shall not be removed otherwise than by, a majority of the votes to which the holders of the outstanding shares of Series A Preferred Stock and all other such series of preferred stock ranking on a parity with the Series A Preferred Stock and upon which like voting rights have been conferred and are exercisable are entitled. Whenever the term of office of the Preferred Stock Directors elected by the holders of Series A Preferred Stock voting as a class shall end and the special voting powers vested in the holders of Series A Preferred Stock as provided in this Section 4 shall have expired, the number of directors shall be such number as may be provided for in the By-Laws or in a resolution of the Board of Directors adopted in accordance with the Bylaws, irrespective of any increase made pursuant to the provisions of this Section 4.
     5. REDEMPTION. The outstanding shares of Series A Preferred Stock shall not be redeemable prior to February 15, 1996. On or after February 15, 1996, the Series A Preferred Stock may be redeemed at the option of the Company at any time, in whole or in part, at the prices per share listed below (expressed as a percentage of the $50 liquidation preference thereof), if redeemed during the twelve—month period beginning February 15 of the years indicated below:

Redemption
Year	Price
1996	104.025%
1997	103.450%
1998	102.875%
1999	102.300%
2000	101.725%
2001	101.150%
2002	100.575%
2003 and thereafter	100.000%
in each case plus accrued and unpaid dividends, if any, up to but excluding the date fixed for redemption (subject to the right of the holder of record of shares of Series A Preferred Stock on a record date for the payment of a dividend on the Series A Preferred Stock to receive the dividend due on such shares of Series A Preferred Stock on the corresponding Dividend Payment Date).
     No sinking fund, mandatory redemption or other similar provision shall apply to the Series A Preferred Stock.
     If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the Company will determine those to be redeemed pro rata as nearly as practicable, by lot, or by such other method as the Board of Directors may determine to be fair and appropriate.
     Notice of any proposed redemption of shares of Series A Preferred Stock shall be mailed by means of first class mail, postage paid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed, at their respective addresses then appearing in the stock register of the Company, not less than thirty (30) nor more than sixty (60) days prior to the date fixed for such redemption (herein referred to as the “Redemption Date”). Each such notice shall specify (i) the Redemption Date, (ii) the Redemption Price, (iii) the place for payment and for delivering the stock certificate(s) and transfer instrument(s) in order to collect the Redemption Price, (iv) the shares of Series A Preferred Stock to be redeemed and (v) the then effective Conversion Price (as defined below) and that the right of holders of shares of Series A Preferred Stock being redeemed to exercise their conversion right shall terminate as to such shares at the close of business on the business day next preceding the Redemption Date (provided that no default by the Company in the payment of the applicable Redemption Price (including any accrued and unpaid dividends) shall have occurred and be continuing). Any notice mailed in such manner shall be conclusively deemed to have been duly given whether or not such notice is in fact received.

     The holder of any shares of Series A Preferred Stock redeemed upon any exercise of the Company’s redemption right shall not be entitled to receive payment of the Redemption Price for such shares until such holder shall cause to be delivered to the place specified in the notice given with respect to such redemption (i) the certificate(s) representing such shares of Series A Preferred Stock and (ii) transfer instrument(s) satisfactory to the Company and sufficient to transfer such shares of Series A Preferred Stock to the Company free of any adverse interest. No interest shall accrue on the Redemption Price of any share of Series A Preferred Stock after its Redemption Date.
     On and after the Redemption Date for any share of Series A Preferred Stock, such share shall (provided the Redemption Price (including any accrued and unpaid dividends to the Redemption Date) of such share has been paid or properly provided for) be deemed to cease to be outstanding and all rights of any person other than the Company in such share shall be extinguished on the Redemption Date for such share (including all rights to receive future dividends with respect to such share) except for the right to receive the Redemption Price (including any accrued and unpaid dividends to the Redemption Date), without interest, for such share in accordance with the provisions of this Section 5, subject to applicable escheat laws.
     In the event that any shares of Series A Preferred Stock shall be converted into Common Stock pursuant to Section 7 hereof, then (1) the Company shall not have the right to redeem such shares and (ii) any funds which shall have been deposited for the payment of the Redemption Price for such shares shall be returned to the Company immediately after such conversion (subject to declared dividends payable to holders of shares of Series A Preferred Stock on the record date for such dividends being so payable, to the extent set forth in Section 7 hereof).
     Subject to Section 2 hereof and to the following paragraph, the Company shall have the right to purchase shares of Series A Preferred Stock in the public market at such prices as may from time to time be available in the public market for such shares and shall have the right at any time to acquire any shares of Series A Preferred Stock from the owner of such shares on such terms as may be agreeable to such owner. Shares of Series A Preferred Stock may be acquired by the Company from any stockholder pursuant to this paragraph without offering any other stockholder an equal opportunity to sell his stock to the Company, and no purchase by the Company from any stockholder pursuant to this paragraph shall be deemed to create any right on the part of any stockholder to sell any shares of Series A Preferred Stock (or any other stock) to the Company.

     Notwithstanding the foregoing provisions of this Section 5, and subject to the provisions of Section 2 hereof, if a dividend upon any shares of Series A Preferred Stock is past due, (i) no shares of the Series A Preferred Stock may be redeemed, except (A) by means of a redemption pursuant to which all outstanding shares of the Series A Preferred Stock are simultaneously redeemed, or pursuant to which the outstanding shares of the Series A Preferred Stock are redeemed on a pro rata basis or (B) by conversion of shares of Series A Preferred Stock into, or exchange of such shares for, Common Stock or any other stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up, and (ii) neither the Company nor any subsidiary of the Company shall purchase or otherwise acquire any shares of the Series A Preferred Stock, except (A) pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Stock (it being understood that the exchange of the Series A Preferred Stock for Debentures pursuant to Section 8 hereof is not such an offer) or (B) by conversion of shares of Series A Preferred Stock into, or exchange of such shares for, Common Stock or any other stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up.
     6. LIQUIDATION. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Company (for the purposes of this Section 6, a “Liquidation”), before any distribution of assets shall be made to the holders of Common Stock or the holders of any other stock of the Company that ranks junior to the Series A Preferred Stock upon liquidation, dissolution or winding up, the holder of each share of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, an amount equal to $50 per share plus all dividends accrued and unpaid on such share up to the date of distribution of the assets of the Company to the holders of Series A Preferred Stock, and the holders of any class or series of preferred stock ranking on a parity with the Series A Preferred Stock as to liquidation, dissolution or winding up shall be entitled to receive the full respective liquidation preferences (including any premium), to which they are entitled and shall receive all accrued and unpaid dividends with respect to their respective shares through and including the date of distribution.
     If upon any Liquidation of the Company, the assets available for distribution to the holders of Series A Preferred Stock and any other stock of the Company ranking on a parity with the Series A Preferred Stock upon Liquidation which shall then be outstanding shall be insufficient to pay the holders of all outstanding shares of Series A Preferred

Stock and all other such parity stock the full amounts (including all dividends accrued and unpaid) of the liquidating distribution to which they shall be entitled, then the holders of each series of such stock will share ratably in any such distribution of assets first in proportion to their respective liquidation preferences until such preferences are paid in full, and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of any such liquidating preference and accrued dividends, the holders of shares of the Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.
     For purposes of this Section 6, a Liquidation shall not include (1) any consolidation or merger of the Company with or into any other corporation, (ii) any liquidation, dissolution, winding up or reorganization of the Company immediately followed by reincorporation of another corporation or (iii) a sale or other disposition of all or substantially all of the Company’s assets to another corporation unless in connection therewith the Liquidation of the Company is specifically approved.
     The holder of any shares of Series A Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section 6 until such holder shall cause to be delivered to the Company (i) the certificate(s) representing such shares of Series A Preferred Stock and (ii) transfer instrument(s) satisfactory to the Company and sufficient to transfer such shares of Series A Preferred Stock to the Company free of any adverse interest. As in the case of the Redemption Price, no interest shall accrue on any payment upon Liquidation after the due date thereof.
     7. CONVERSION PRIVILEGE. The holder of any share of Series A Preferred Stock shall have the right, at such holder’s option (but if such share is called for redemption or exchange, then in respect of such share only to and including but not after the close of business on the business day preceding the date fixed for such redemption or exchange, provided that no default by the Company in the payment of the applicable Redemption Price (including any accrued and unpaid dividends) or in the exchange of such share, as the case may be, shall have occurred and be continuing on the date fixed for such redemption or exchange, as the case may be) to convert such share into that whole number of fully paid and non-assessable shares of Common Stock equal to a fraction, the numerator of which is the liquidation preference (excluding accrued but unpaid dividends, if any) of such share of Series A Preferred Stock surrendered for conversion, and the denominator of which is the current Conversion Price per share of Common Stock. The Conversion Price shall initially be $19.6875 per share of Common Stock and shall be subject to adjustment as set forth below.
     In order to exercise the conversion privilege, the holder of shares of Series A Preferred Stock shall surrender the certificate(s) representing such shares, accompanied by transfer instrument(s) satisfactory to the Company and sufficient to transfer the Series A Preferred Stock being converted to the Company free of any adverse interest, at any of the offices or agencies maintained for such purpose by the Company (“Conversion Agent”) and shall give written notice to the Company at such Conversion Agent that the holder elects to convert such shares. Such notice shall also state the name(s), together with address(es), in which the certificate(s) for shares of Common Stock which shall be issuable on such conversion shall be issued. As promptly as practicable after the surrender of such shares of Series A Preferred Stock as aforesaid, the Company shall issue and shall deliver at such Conversion Agent to such holder, or upon such holder’s written order, a certificate(s) for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions hereof, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided below. Balance certificates will be issued for the remaining shares of Series A Preferred Stock in any case in which fewer than all of the shares of Series A Preferred Stock represented by a certificate are converted. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which shares of Series A Preferred Stock shall have been so surrendered and such notice received by the Company as aforesaid, and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder(s) of record of the Common Stock represented thereby at such time, unless the stock transfer books of the Company shall be closed on the date on which shares of Series A Preferred Stock are so surrendered for conversion, in which event such conversion shall be deemed to have been effected immediately prior to the close of business on the next succeeding day on which such stock transfer books are open, and such person(s) shall be deemed to have become such holder(s) of record of the Common Stock at the close of business on such later day. In either circumstance, such conversion shall be at the Conversion Price in effect on the date upon which such share shall have been surrendered and such notice received by the Company.
     In the case of any share of Series A Preferred Stock which is converted after any record date with respect to the payment of a dividend on the Series A Preferred Stock and on or prior to the next succeeding Dividend Payment Date, the dividend due on such Dividend Payment Date shall be payable on such Dividend Payment Date to the holder of record of such share as of such preceding record date notwithstanding such conversion, except that holders of shares called for redemption on a Redemption Date between the record date and the Dividend Payment Date will not be entitled to receive such dividend. However, shares of Series A Preferred Stock surrendered for conversion during the period between the close of business on any record date with respect to the payment of a dividend on the Series A Preferred Stock next preceding any Dividend Payment Date and the opening of business on such Dividend Payment Date must (except in the case of shares of Series A Preferred Stock which have been called for redemption on a Redemption Date within such period) be accompanied by payment in funds acceptable to the Company of an amount equal to the dividend payable on such Dividend Payment Date on the shares of Series A Preferred Stock being surrendered for conversion. A holder of shares of Series A Preferred Stock on a dividend record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on the corresponding Dividend Payment Date will receive the dividend payable by the Company on such shares of Series A Preferred Stock on such Dividend Payment Date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series A Preferred Stock for conversion. Except as provided in this paragraph, no payment or adjustment shall be made upon any conversion on account of any dividends accrued on shares of Series A Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.
     No fractional shares of Common Stock will be issued, but in lieu thereof, in the sole discretion of the Board of Directors, either (i) such fractional interest shall be rounded up to the next whole share, or (ii) an appropriate amount will be paid in cash by the Company, as described in Section 11 hereof. If more than one certificate representing shares of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock represented by such certificates, or the specified portions thereof to be converted, so surrendered.
     The Conversion Price shall be adjusted from time to time as follows:
     (a) In case the Company shall pay or make a dividend or other distribution on Common Stock of the Company in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subsection (a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.
     (b) In case the Company shall issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after the record date fixed for a distribution of such rights or warrants) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided in subsection (g) below) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants (other than pursuant to a dividend reinvestment plan), the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subsection (b), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not issue any rights or warrants in respect of shares of Common Stock held in the treasury of the Company. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Price shall be readjusted to the

Conversion Price which would then be in effect had the adjustments made in respect of the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.
     (c) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.
     (d) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock (i) evidences of its indebtedness and/or (ii) cash or other assets (including securities, but excluding Common Stock and any rights or warrants referred to in subsection (b) above, dividends or distributions in connection with the liquidation, dissolution or winding up of the Company, dividends payable solely in cash that may from time to time be fixed by the Board of Directors of the Company and dividends or distributions referred to in subsection (a) above), then in each case (unless the Company elects to reserve such evidences of indebtedness, securities or other assets for distribution to the holders of Series A Preferred Stock upon the conversion thereof so that any such holder converting such shares will receive upon such conversion, in addition to the shares of the Common Stock to which such holder is entitled, the amount and kind of such evidences of indebtedness, securities or other assets which such holder would have received if such holder had, immediately prior to the record date for the distribution of the evidences of indebtedness, securities or other assets, converted such shares of Series A Preferred Stock into Common Stock) the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on such record date by a fraction of which the numerator shall be the current market price per share (determined as provided in subsection (g) below) of the Common Stock on such record date less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive and shall be described in a statement filed with any Conversion Agent) of the portion of the cash or other assets, evidences of indebtedness or securities so distributed (and for which an adjustment to the Conversion Price has not previously been made pursuant to the terms of this Section 7) applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following such record date. However, in the event the then fair market value (as so determined) of the portion of the evidences of indebtedness, securities or other assets so distributed applicable to one share of Common Stock is equal to or greater than the current market price of the Common Stock on such record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of Series A Preferred Stock shall have the right to receive upon conversion thereof the amount and kind of evidences of indebtedness, securities or other assets such holder would have received had he converted such shares on such record date. If the Board of Directors determines the fair market value of any distribution for purposes of this subparagraph by reference to the actual or when issued trading market for any securities comprising a distribution of securities, it must in doing so consider the prices in such market over the period used in computing the current market price of the Common Stock.
     The occurrence of a Distribution Date (as specified in the Rights Agreement, as defined below), or the occurrence of any other event as a result of which holders of shares of Series A Preferred Stock converting such shares into Common Stock hereunder will not be entitled to receive rights issued pursuant to the Rights Agreement (the “Rights”) in the same amount and manner as if such holders had converted such shares immediately prior to the occurrence of such event, shall be deemed a distribution of Rights for the purposes of conversion adjustments pursuant to this subparagraph. In lieu of making any adjustment to the Conversion Price under this subparagraph as a result of such a distribution of Rights, the Company may, at its option, amend such Rights Agreement to provide that Rights shall be issuable in the same amount and manner upon conversion of the Series A Preferred Stock without regard to whether the shares of Common Stock issuable upon conversion of the Series A Preferred Stock were issued before or after such Distribution Date or other event.
     (e) In case the Company shall, by dividend or otherwise, at any time distribute to all holders of its Common Stock cash (excluding (i) any cash dividends on the Common Stock to the extent that the aggregate cash dividends per share of Common Stock in any consecutive 12-month period do not exceed the greater of (a) the amount per share of Common Stock of the cash dividends paid on the Common Stock in the next preceding 12-month period, to the extent that such dividends for the preceding 12-month period did not require an adjustment to the

Conversion Price pursuant to this subparagraph (as adjusted to reflect subdivisions or combinations of the Common Stock) and (b)15 percent of the average daily Closing Prices (as hereinafter defined) of the Common Stock for the ten consecutive Trading Days (as hereinafter defined) immediately prior to the date of declaration of such dividend, (ii) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, and (iii) any redemption of Rights issued under the Rights Agreement) then, in each such case, unless the Company elects to reserve such an amount of cash for distribution to the holders of the Series A Preferred Stock so that any such holder converting such shares will receive upon such conversion, in addition to the shares of the Common Stock to which such holder is entitled, the amount of cash which such holder would have received if such holder had, immediately prior to the record date for such distribution of cash, converted its shares of Series A Preferred Stock into Common Stock, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect at the close of business on such record date by a fraction of which the numerator shall be the last reported sales price of the Common Stock on such record date less the amount of cash so distributed (to the extent not excluded as provided above) applicable to one share of Common Stock, and the denominator shall be such last reported sales price of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following such record date; provided, however, that in the event the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the last reported sales price of the Common Stock on such record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of Series A Preferred Stock shall thereafter have the right to receive upon conversion the amount of cash such holder would have received had such holder converted each share of Series A Preferred Stock on such record date. If any adjustment is required to be made as set forth in this subparagraph as a result of a distribution which is a dividend described in subclause (i) Of this subparagraph, such adjustment would be based upon the amount by which such distribution exceeds the amount of the dividend permitted to be excluded pursuant to such subclause (i) of this subparagraph. If an adjustment is required to be made pursuant to this subparagraph as a result of a distribution which is not such a dividend, such adjustment would be based upon the full amount of such distribution.
     (f) In case of the consummation of a tender or exchange offer (other than an odd-lot tender offer) made by the Company or any subsidiary of the Company for all or any portion of the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the first reported sales price per share of Common Stock on the Trading Day next succeeding the Expiration Time (as defined below), the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (“the Expiration Time”) by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the Expiration Time multiplied by the first reported sales price of the Common Stock on the Trading Day next succeeding the Expiration Time, and the denominator shall be the sum of (A) the fair market value (determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (B) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) on the Expiration Time and the first reported sales price of the Common Stock on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.
     (g) For the purpose of any computation under this Section 7, the current market price per share of Common Stock on any day shall be deemed to be the average of the daily Closing Prices (as hereinafter defined) per share of Common Stock for the ten consecutive Trading Days prior to and including the date in question; provided, however, that (1) if the “ex” date (as hereinafter defined) for any event (other than the issuance, distribution or Fundamental Change requiring such computation) that requires an adjustment to the Conversion Price pursuant to this Section 7 occurs during such ten consecutive Trading Days and prior to the “ex” date for the issuance, distribution or Fundamental Change requiring such computation, the Closing Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such Closing Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such other event, (2) if the “ex” date for any event (other than the issuance, distribution or Fundamental Change requiring such computation) that requires an adjustment to the Conversion Price pursuant to such subparagraphs hereof occurs on or after the “ex” date for the issuance, distribution or Fundamental Change requiring such computation and on or prior to the date in question, the Closing Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event (provided that in the event that such fraction is required to be determined at a date subsequent to the date in question and with reference to events taking place subsequent to the date in question, the Board of Directors of the Company or, to the extent permitted by applicable law, a duly authorized committee thereof, whose determination shall be conclusive and described in a resolution of the Board of Directors or such duly authorized committee thereof, as the case may be, shall estimate such fraction based on assumptions it deems reasonable regarding such events taking place subsequent to the date in question, and such estimated fraction shall be used for purposes of such adjustment until such time as the actual fraction by which the Conversion Price is so required to be adjusted as a result of such other event is determined), and (3) if the “ex” date for the issuance, distribution or Fundamental Change requiring such computation is on or prior to the date in question, after taking into account any adjustment required pursuant to clause (1) or (2) of this proviso, the Closing Price for each Trading Day on or after such “ex” date shall be adjusted by adding thereto the amount of any cash and the fair market value (as determined by the Board of Directors or, to the extent permitted by applicable law, a duly authorized committee thereof in a manner consistent with any determination of such value for purposes of the subparagraphs of this Section 7, whose determination shall be conclusive and described in a resolution of the Board of Directors or such duly authorized committee thereof, as the case may be) of the evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock as of the close of business on the day before such “ex” date. For purposes of this paragraph, the term “ex” date, (1) when used with respect to any issuance, distribution or Fundamental Change, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance, such distribution or the cash, securities, property or other assets distributable in such Fundamental Change to holders of the Common Stock, (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (3) when used with respect to any tender or exchange offer means the first date on which the Common Stock trades regular way on such exchange or in such market after the Expiration Time of such offer.

     (h) No adjustment in the Conversion Price shall be required pursuant to this Section 7 unless the adjustment would require a change of at least 1% of such price; provided, however, that any adjustments which by reason of this subsection are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. The Board of Directors of the Company from time to time may, to the extent permitted by law, reduce the Conversion Price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days’ notice of such reduction. In addition, the Company may, at its option, make such reductions in the Conversion Price in addition to those set forth in this Section 7, as it considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reasons. The Company shall have the power to resolve any ambiguity or correct any error with regard to the preceding sentence and its actions in so doing shall be final and conclusive. Notwithstanding anything to the contrary within this Section 7, the Conversion Price shall not be less than the par value per share of the Common Stock. In the event an adjustment provided for herein would result in a Conversion Price of less than such par value per share, such adjusted Conversion Price shall be such par value per share.
     Whenever the Conversion Price is adjusted as herein provided, (i) the Company shall promptly file with any Conversion Agent a Certificate of a firm of independent public accountants setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment, and (ii) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be given by the Company to any Conversion Agent and mailed by the Company to each holder of shares of Series A Preferred Stock at such holder’s last address as the same appears on the books of the Company.
     In any case in which this Section 7 provides that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common

Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of any fractional shares pursuant to this Section 7.
     For purposes of this Section 7, “Common Stock” includes any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which is not subject to redemption by the Company. However, subject to the provisions of this Section 7, shares issuable on conversion of shares of Series A Preferred Stock shall include only shares of the class designated as Common Stock of the Company on the date of the initial issuance of Series A Preferred Stock by the Company, or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.
     In case:
     (i) the Company shall declare a dividend (or any other distribution) on its Common Stock that would cause an adjustment to the Conversion Price of the Series A Preferred Stock pursuant to the terms of any of the subsections above (including such an adjustment that would occur but for the terms of the first sentence of subsection (h) above); or
     (ii) the Company shall authorize the granting to the holders of its Common Stock generally of rights or warrants (for a period expiring within 45 days after the record date fixed for a distribution of such rights and warrants) to subscribe for or purchase any shares of capital stock of any class or of any other rights; or
     (iii) the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock or combined into a smaller number of shares of Common Stock; or
     (iv) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation, merger or share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfers of all or substantially all of the assets of the Company or a compulsory share exchange; or
     (v) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;
then the Company shall cause to be filed with any Conversion Agent, and shall cause to be mailed to all holders of shares of Series A Preferred Stock at each such holder’s last address as the same appears on the books of the Company, at least 20 days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up. Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in clauses (i) through (v) above.
     The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversions of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Series A Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.
     The Company covenants that all shares of Common Stock which may be delivered upon conversions of shares of Series A Preferred Stock will upon delivery be duly and validly issued and fully paid and non—assessable, free of all liens and charges and not subject to any preemptive rights.

     The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, a sufficient number of shares of Common Stock for the purpose of effecting conversions of shares of Series A Preferred Stock not theretofore converted. For purposes of this reservation of Common Stock, the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all outstanding shares of Series A Preferred Stock were held by a single holder. The issuance of shares of Common Stock upon conversion of shares of Series A Preferred Stock is authorized in all respects.
     The Company shall from time to time, in accordance with the laws of the State of Delaware, use its best efforts to increase the authorized number of shares of Common Stock if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then outstanding shares of Series A Preferred Stock.
     If any shares of Common Stock required to be reserved for purposes of conversion of the Series A Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Company will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the New York Stock Exchange, quoted on the National Association of Securities Dealers Automated Quotation National Market System (the “NASDAQ NMS”) or listed on any other national securities exchange, the Company will, in good faith and as expeditiously as possible, endeavor, if permitted by the rules of such exchange or system, to list and keep listed on such exchange or system, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Series A Preferred Stock.
     Notwithstanding the provisions in this Section 7, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any such plan, and the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of the Company, or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Series A Preferred Stock was first designated (except as expressly provided in this Section 7 with respect to certain events under the Rights Agreement), shall not be deemed to constitute an issuance of Common Stock or exercisable, exchangeable or convertible securities by the Company to which any of the adjustment provisions described above applies. There shall be no adjustment of the Conversion Price in case of the issuance of any stock (or securities convertible into or exchangeable for stock) of the Company except as described in this Section 7. Except as expressly set forth in this Section 7, if any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value.
     In the event that the Company shall be a party to any transaction constituting a recapitalization, reclassification, consolidation, merger, sale, transfer of all or substantially all of its assets or share exchange (including without limitation any (i) recapitalization or reclassification of shares of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock)), (ii) any consolidation of the Company with, or merger of the Company into, any other corporation, any merger of another corporation into the Company as a result of which holders of Common Stock shall be entitled to receive securities or other property or assets (including cash) with respect to or in exchange for the Common Stock (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), (iii) any sale or transfer of all or substantially all of the assets of the Company, or (iv) any compulsory share exchange, pursuant to any of which the holders of Common Stock shall be entitled to receive other securities, cash or other property), then appropriate provision shall be made as part of the terms of such transaction so that the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter, to convert such share only into (1) in the case of a Non-Stock Fundamental Change (as hereinafter defined) and subject to funds being legally available for such purpose under applicable law at the time of such conversion, the kind and amount of securities, cash and other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange, after giving effect to any adjustment in the Conversion Price required by the provisions which follow, and (2) in the case of a Common Stock

Fundamental Change (as hereinafter defined), common stock of the kind received by holders of Common Stock as a result of such Common Stock Fundamental Change in an amount determined pursuant to the provisions of this Section 7. The company formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Company’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The above provisions shall similarly apply to successive recapitalizations, reclassifications, consolidations, mergers, sales, transfer or share exchanges.
     Notwithstanding any other provision in this Section 7 to the contrary, if any Fundamental Change (as hereinafter defined) occurs, then the Conversion Price in effect will be adjusted immediately following such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change, each share of Series A Preferred Stock shall be convertible solely into Common Stock of the kind received by holders of Common Stock as the result of such Common Stock Fundamental Change.
     For purposes of calculating any adjustment to be made pursuant to this Section 7 in the event of a Fundamental Change, immediately following such Fundamental Change (and for such purposes a Fundamental Change shall be deemed to occur on the earlier of (a) the occurrence of such Fundamental Change and (b) the date, if any, fixed for determination of stockholders entitled to receive the cash, securities, property or other assets distributable in such Fundamental Change to holders of the Common Stock):
     (i) in the case of a Non-Stock Fundamental Change, the Conversion Price per share of Common Stock shall be the lower of (A) the Conversion Price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other adjustments effected pursuant to this Section 7, and (B) the product of (1) the greater of the Applicable Price (as hereinafter defined) and the applicable Reference Market Price (as hereinafter defined) and (2) a fraction, the numerator of which shall be $50 and the denominator of which shall be the amount at which one share of Series A Preferred Stock would be redeemed by the Company if the redemption date were the date of such Non-Stock Fundamental Change (such denominator being the sum of (1) the product of the percentage (expressed as a decimal) set forth in the table contained in Section 5(a) above, or the percentage determined as follows: if the Non—Stock Fundamental Change occurs during the period commencing on the date of original issue of the Series A Preferred Stock and ending February 15, 1994 and for the 12—month periods commencing February 16, 1994 and February 16, 1995, 105.750%, 105.175%, and 104.600%, respectively, and $50 and (2) any accrued and unpaid dividends on the Series A Preferred Stock, whether or not declared, to but excluding the date of such Non-Stock Fundamental Change); and
     (ii) in the case of a Common Stock Fundamental Change, the Conversion Price per share of Common Stock shall be the Conversion Price in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other adjustments effected pursuant to this Section 7, multiplied by a fraction, the numerator of which is the Purchaser Stock Price (as hereinafter defined) and the denominator of which is the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of Common Stock is common stock of the successor, acquirer or other third party (and cash, if any, paid with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all of the Common Stock shall have been exchanged for, converted into or acquired for common stock (and cash, if any, with respect to fractional interests) of the successor, acquirer or other third party, the Conversion Price per share of Common Stock immediately following such Common Stock Fundamental Change shall be the Conversion Price in effect immediately prior to such Common Stock Fundamental Change multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of shares of common stock of the successor, acquirer, or other third party received by a holder of one share of Common Stock as a result of such Common Stock Fundamental Change.
     The following definitions shall apply to terms used to this Section 7:
     (a) “Applicable Price” shall mean (i) in the event of a Non-Stock Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Non—Stock Fundamental Change or any Common Stock Fundamental Change, the average of the Closing Prices for one share of the Common

Stock during the ten Trading Days immediately prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change or, if there is no such record date, prior to the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets. The Closing Price on any Trading Day may be subject to adjustment as provided in this Section 7.
     (b) “Closing Price” with respect to any securities on any day shall mean the closing sale price, regular way, on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the NASDAQ NMS or, if such security is not listed or admitted to trading on such Exchange, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the date in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Company for that purpose or a price determined in good faith by the Board of Directors of the Company. The Closing Price on any Trading Day may be subject to adjustment as provided in this Section 7.
     (c) “Common Stock Fundamental Change” shall mean any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of the Company or, to the extent permitted by applicable law, a duly authorized committee thereof) of the consideration received by the holders of Common Stock pursuant to such transaction consists of common stock that, for the ten consecutive Trading Days immediately prior to such Fundamental Change, has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the NASDAQ NMS; provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) the Company continues to exist after the occurrence of such Fundamental Change and the outstanding shares of Series A Preferred Stock continue to exist as outstanding shares of Series A Preferred

Stock, or (ii) not later than the occurrence of such Fundamental Change, the outstanding shares of Series A Preferred Stock are converted into or exchanged for shares of convertible preferred stock of a corporation succeeding to the business of the Company, which convertible preferred stock has powers, preferences and relative, participating, optional or other rights, and qualifications, limitations and restrictions substantially similar to those of the Series A Preferred Stock.
     (d) “Fundamental Change” shall mean the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or constitutes solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the Conversion Price, such Fundamental Change shall be deemed to have occurred when substantially all of the Common Stock of the Company has been exchanged for, converted into, or acquired for or constitutes solely the right to receive cash, securities, property or other assets, but the adjustment shall be based upon the consideration which the holders of Common Stock received in such transaction or event as a result of which more than 50% of the Common Stock of the Company shall have been exchanged for, converted into, or acquired for or shall constitute solely the right to receive cash, securities, property or other assets; provided, further, that such term does not include (i) any transaction or event in which the Company and/or any of its subsidiaries are the issuers of all the cash, securities, property or other assets exchanged, acquired or otherwise issued in such transaction or event, or (ii) any transaction or event in which the holders of Common Stock receive securities of an issuer other than the Company if, immediately following such transaction or event, those holders hold a majority of the securities having the power to vote normally in the election of directors of such other issuer outstanding immediately following such transaction or other event.
     (e) “Non-Stock Fundamental Change” shall mean any Fundamental Change other than a Common Stock Fundamental Change.
     (f) “Purchaser Stock Price” shall mean, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for one share of the common stock received by holders of Common Stock in such Common Stock Fundamental Change during the ten Trading Days immediately prior to the record date for the determination of the holders of Common Stock entitled to receive such common stock or, if there is no such record date, prior to the date upon which the holders of the Common Stock shall have the right to receive such common stock. The Closing Price on any Trading Day may be subject to adjustment as provided in this Section 7.
     (g) “Reference Market Price” shall initially mean $10.50 (which is an amount equal to 66 2/3% of the last reported sales price for the Common Stock on the NASDAQ NMS on January 27, 1993) and, in the event of any adjustment to the Conversion Price other than as a result of a Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the Conversion Price after giving effect to any such adjustment shall always be the same as the ratio of $10.50 to the initial Conversion Price set forth in this Section 7.
     (h) “Trading Day” shall mean (A) if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which the New York Stock Exchange or such other national securities exchange is open for business or (B) if the applicable security is quoted on the NASDAQ NMS, a day on which trades may be made on such National Market System or (C) if the applicable security is not otherwise listed, admitted for trading or quoted, any day other than a Saturday or Sunday or on a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
     8. EXCHANGE. The Company shall be entitled to exchange the Series A Preferred Stock, at its option, in whole or in part (if in part, in no more than two parts, the first being for one-half (rounded to the nearest whole share) of the Series A Preferred Stock then outstanding, and the second being for any remaining shares of Series A Preferred Stock then outstanding), on any dividend payment date beginning on February 15, 1995, subject to certain conditions stated in the immediately following sentence, for the Company’s 5-3/4% Convertible Subordinated Debentures due February 15, 2018 (the “Debentures”), to be issued pursuant to an indenture (the “Indenture”) substantially in the form of Exhibit 4.4 to the Company’s Registration Statement on Form S-i (Registration No. 33-56184), as amended, declared effective by the Securities and Exchange Commission on January 27, 1993 (the “Registration Statement”), at an exchange rate of $50 principal amount of the Debentures for each share of the Series A Preferred Stock. A copy of such indenture will be made available upon request to the holders of Series A Preferred Stock. Such exchange may be made only if, at the time of the exchange (i) the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, (ii) there shall be no dividend arrearage (including the dividend payable on the date of exchange) on the shares of the Series A Preferred Stock, and (iii) no Event of Default (as defined in the Indenture) under the Indenture shall have occurred and be continuing. Debentures shall be issued only in integral multiples of $1,000 at the time of exchange. If any additional amounts (“Fractional Principal Amounts”) would otherwise be issuable to any holder of Series A Preferred Stock, then the Company shall, in lieu of issuing a Fractional Principal Amount therefore, issue, in full payment of the Company’s obligation with respect to such Fractional Principal Amounts, Debentures equal to the aggregate of such Fractional Principal Amounts (rounded upwards to the nearest principal amount which is an integral multiple of $1,000) to an agent (the “Exchange Agent”) appointed by the Company for the sale thereof. The Exchange Agent will remit promptly to the holders of the Fractional Principal Amounts their proportionate interest in the net proceeds (following deduction of applicable transaction costs) from any such sale.
     If only half of the outstanding shares of the Series A Preferred Stock are to be exchanged, the shares to be exchanged shall be determined pro rata or by a method that complies with applicable legal and stock exchange requirements, if any. The Company will mail to each holder of record of shares of the Series A Preferred Stock written notice of its intention to exchange not less than 20 nor more than 60 days prior to the date fixed for the exchange (the “Exchange Date”). Each such notice shall state: (i) the Exchange Date, (ii) if less than all the shares of Series A Preferred Stock held by such holder are to be exchanged, the number of shares held by such holder to be exchanged, (iii) the place or places where certificates for such shares of the Series A Preferred Stock are to be surrendered for exchange into Debentures, and (iv) that dividends on the shares of the Series A Preferred Stock to be exchanged will cease to accrue on such Exchange Date. Prior to giving the first notice of intention to exchange, the Company shall execute and deliver to a bank or trust company selected by the Company, and qualify under the Trust Indenture Act of 1939, as amended, the Indenture in substantially the form filed as an exhibit to the Registration Statement referred to above with such changes as may be required by law or usage. Except as may be otherwise required by applicable law, the form of the Indenture may only be amended or supplemented before the first Exchange Date with the affirmative vote or consent of the holders of a majority of the outstanding shares of the Series A Preferred Stock, except for those changes which would not adversely affect the legal rights of the holders. On or after the first Exchange Date, the Indenture may only be amended or supplemented as provided in the Indenture. The Company will cause the Debentures to be authenticated on the dividend payment date on which the relevant exchange is effective, and the Company will pay interest on the Debentures at the rate and on the dates specified in such Indenture from and after the relevant Exchange Date.
     If notice has been mailed as aforesaid, from and after the Exchange Date (unless default shall be made by the Company in issuing Debentures in exchange for, or in making the final dividend payment on, the outstanding shares of the Series A Preferred Stock to be exchanged on the Exchange Date), dividends on the shares of the Series A Preferred Stock to be exchanged shall cease to accrue, and such shares shall no longer be deemed to be issued and outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the Debentures, accrued interest on the Debentures and, if applicable, a new certificate representing the unexchanged shares of Series A Preferred Stock) shall cease and terminate. Upon surrender in accordance with said notice of the certificates for any shares of the Series A Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be exchanged by the Company into Debentures as aforesaid. Dividends with respect to the shares of Series A Preferred Stock to be exchanged which are due on the quarterly Dividend Payment Date on which the exchange is effected will be mailed to holders in the regular course. In case fewer than all the shares of Series A Preferred Stock represented by any certificate surrendered for exchange are exchanged, a new certificate shall be issued representing the unexchanged shares without cost to the holder thereof.
     9. PAYMENTS. The Company may provide funds for any payment of the Redemption Price prior to the Redemption Date for any shares of Series A Preferred Stock or any amount distributable with respect to any Series A Preferred Stock under Section 6 hereof by depositing such funds with a bank or trust company selected by the Company having a net worth of at least $100,000,000 and having its principal place of business in New York, New York, Chicago, Illinois or Dallas, Texas, in trust for the benefit of the holders of such shares of Series A Preferred Stock under arrangements providing irrevocably for payment upon satisfaction of any conditions to such payment by the holders of such shares of Series A Preferred Stock which shall reasonably be required by the Company. The Company shall be entitled to make any deposit of funds contemplated by this Section 9 under arrangements designed to permit such funds to generate interest or other income for the Company, and the Company shall be entitled to receive all interest and other income earned by any funds while they shall be deposited as contemplated by this Section 9, provided that the Company shall maintain on deposit funds sufficient to satisfy all payments which the deposit arrangement shall have been established to satisfy. If the conditions precedent to the disbursement of any funds deposited by the Company pursuant to this Section 9 shall not have been satisfied within two years after the establishment of such funds, then (i) such funds shall be returned to the Company upon its request; (ii) after such return, such funds shall be free of any trust which shall have been impressed upon them; (iii) the person entitled to the payment for which such funds shall have been originally intended shall have the right to look only to the Company for such payment, subject to applicable escheat laws; and (iv) the trustee which shall have held such funds shall be relieved of any responsibility for such funds upon the return of such funds to the Company.
     Any payment which may be owed for the payment of the Redemption Price for any shares of Series A Preferred Stock pursuant to Section 5 hereof or the payment of any amount distributable with respect to any shares of Series A Preferred Stock under Section 6 hereof shall be deemed to have been “paid or properly provided for” upon the earlier to occur of: (i) the date upon which funds sufficient to make such payment shall be deposited in a manner contemplated by the preceding paragraph or (ii) the date upon which a check payable to the person entitled to receive such payment shall be delivered to such person or mailed to such person at either the address of such person then appearing on the books of the Company or such other address as the Company shall deem reasonable. The Company may deposit Debentures to be exchanged for shares of Series A Preferred Stock in the manner contemplated by the preceding paragraph, but the interest accruing on such Debentures shall accrue to the former holders of the Series A Preferred Stock entitled thereto.
     10. STATUS OF REACQUIRED SHARES OF SERIES A PREFERRED STOCK. Shares of Series A Preferred Stock issued and reacquired by the Company (including, without limitation, shares of Series A Preferred Stock which have been redeemed pursuant to the terms of Section 5 hereof, shares of Series A Preferred Stock which have been converted into shares of Common Stock and shares of Series A Preferred Stock which have been exchanged for Debentures) shall have the status of authorized and unissued shares of preferred stock, undesignated as to series, subject to later issuance.
     11. FRACTIONAL SHARES. In the event the holder of Series A Preferred Stock shall be entitled to receive a fractional interest in a share of Series A Preferred Stock or a fractional interest in a share of Common Stock, except as otherwise provided herein, the Company shall either, in the sole discretion of the Board of Directors, (i) round such fractional interest up to the next whole share of Series A Preferred Stock or Common Stock, as the case may be, or (ii) deliver cash in the amount of the fair market value (as determined by the Board of Directors or in any manner prescribed by the Board of Directors) of such fractional interest.
     12. PREEMPTIVE RIGHTS. The Series A Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Company.
     13. LEGAL HOLIDAYS. In any case where any Dividend Payment Date, any Redemption Date or the last date on which a holder of Series A Preferred Stock has the right to convert such holder’s shares of Series A Preferred Stock shall not be a Business Day (as defined below), then (notwithstanding any other provision of these resolutions or of the Series A Preferred Stock) payment of a dividend due or a Redemption Price or conversion of the shares of Series A Preferred Stock need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Dividend Payment Date or Redemption Date or last day for conversion, provided that, for purposes of computing such payment, no interest shall accrue for the period from and after such Dividend Payment Date or Redemption Date, as the case may be. As used in this Section 13, “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York or Chicago, Illinois are authorized or obligated by law or executive order to close.
     IN WITNESS WHEREOF, ARKANSAS BEST CORPORATION has caused this certificate to be signed by its President, and attested by its Secretary, this 2nd day of February, 1993.

ARKANSAS BEST CORPORATION
By:
President

ATTEST:
By:
Secretary